Fourth Quarter 2012 Earnings Review March 6, 2013 Exhibit 99.2

2012 Fourth Quarter and Year End – Financial/Operational
Sales Volumes and Physical Production
•
Q4 sales volumes averaged over 11,500 barrels of oil equivalent per day (“boepd”) up 171% from the comparable quarter in 2011
•
Year-over-year average sales volumes increased 133%
•
Year-over-year average daily physical production increased 131%
•
2012 production was 70% from the U.K. and 30% from the U.S.
•
Year-end production exit rate was approximately 10,400 boepd
Two wells at Bacchus brought on production
Completed the acquisition of an additional 23.43% working interest in Alba
Revenues up $159 million year-over-year
Commenced drilling at the Rochelle development
U.K. proved reserves increased 186% year-over-year
Completed an exchange of assets in the Pennsylvania Marcellus

Production Volumes (BOE per day)
2012
2011
Q3 Sales = 11,006 Q4 Sales = 11,541 Q4 Sales = 4,253
US Gas     US Oil       UK Oil UK Gas
Year-over-year sales volumes up 133%
Physical production volume for the fourth quarter averaged 10,300 boepd and 7,873 boepd for the full year of 2012
Fourth Quarter realized prices
•
Oil and condensate price = $105.76 per barrel
•
Gas price = $2.86 per Mcf

Summary Financial Results
Revenues increase 265% from 2011 to 2012 driven by increase U.K. crude oil production at Alba and Bacchus, as well as improving Brent crude oil prices.
Measure ($in millions, except per share data)
2012 2011 2012 2011
Oil and Gas Revenues 97.6 $         16.6 $         219.1 $       60.1 $
Operating Expenses 23.9 $         2.8 $           58.5 $         17.7 $
Adjusted cash flow from Operations 73.7 $         13.8 $         160.6 $       42.4 $
Three Months
Ended Dec. 31, Full Year

Key Business Metrics
Yearly OpEx costs were up due to increased production and a one time inventory cost of $9.7 million ($7/barrel)
related to the Alba purchase in the third quarter of 2012.
DD&A increased year-over-year due to a larger working interest and increased production at Alba, along with first production at Bacchus and higher decommissioning costs estimates.
Interest expense increased due to the High Yield offering and Revolving Credit facility, partially offset by repayment of the Senior Term Loan and Subordinated Notes. Capitalized interest increased year-over-year due to work in progress associated with Rochelle and Bacchus.
Measure
($ expense per BOE)
2012 2011 2012 2011
Operating Expenses (OpEx)
  Consolidated $22.53 $7.10 $20.33 $14.31
     U.K. $23.83 $15.84 $25.67 $22.21
     U.S. $15.33 $4.08 $8.00 $10.69
Depreciation, depletion and amortization (DD&A)
  Consolidated $22.86 $19.89 $23.11 $21.45
     U.K. $25.67 $39.08 $28.85 $38.61
     U.S. $7.31 $13.23 $9.88 $13.58
General and Administrative Expense (G&A) $5.37 $8.51 $7.32 $14.46
Interest Expenses
   Cash $14.93 $15.59 $21.27 $16.40
   Non-cash $4.95 $16.84 $7.94 $20.29
Three Months
Ended Dec. 31, Full Year

Adjusted EBITDA
Adjusted EBITDA  increased 426% year-over-year as a result of increased U.K. oil production and improving commodity prices.
Measure
($ in millions, except per share data)
2012 2011 2012 2011
Net Income (loss) (6.5) $          (44.6) $        (126.2) $      (131.0) $
Unrealized (gain) loss on derivatives (7.3)             2.7              (5.1)             (8.4)
Net Interest Expense 21.1            12.6            83.9            44.4
Letter of Credit Fees 9.5              - 21.9            -
Loss on early extinguishment of debt -                - 21.7            0.4
Depreciation, depletion and amortization 24.3            7.8              66.5            26.5
Impairment of U.S. oil and gas properties 6.0              36.9            53.0            65.7
Income tax expense (benefit) 17.6 (4.8) 14.2 27.1
Adjusted EBITDA 64.7 $         10.6 $         129.9 $       24.7 $
Weighted-average basic shares
outstanding
(in millions) 46.6 39.2 42.5 36.0
Adjusted EBITDA per basic share $1.39 $0.27 $3.06 $0.69
Three Months
Ended Dec. 31, Full Year

Adjusted Net Income (Loss)
Revenues from increased production in the U.K. North Sea were offset by increased interest expense and Letter of Credit fees.
Measure
($ in millions, except per share data)
2012 2011 2012 2011
Net Income (loss) (6.5) $         (44.6) $       (126.2) $     (131.0) $
Impairment of U.S. oil and gas properties 6.0             36.9           53.1           65.7
Unrealized (gain) loss (net of tax) (7.4)            1.9             (7.3)            (10.3)
Loss on early extinguishment of debt -               -               17.8           0.4
Deferred Tax Expense releated to U.K. tax rate change 0.2             -               8.5             25.5
Net Income (loss) as Adjusted (7.7) $         (5.8) $         (54.1) $       (49.7) $
Weighted-average basic shares
outstanding (in millions) 46.6 39.2 42.5 36.0
Adjusted earning (loss) per basic share (0.17) $       (0.15) $       (1.27) $       (1.38) $
Three Months
Ended Dec. 31, Full Year

Capex Update
The increase in AROs during 2012 reflects the  higher amount of abandonment retirement obligations due to the increased working interest at Alba and timing of payment obligations at other fields.
Measure ($ in millions)
2012 2011 2012 2011
Development Capital
     U.K. 41.7 $         21.0 $         157.7 $       62.0 $
     U.S. -                3.8              4.9              8.6
Exploration Capital
     U.K. 5.4              3.3              14.6            34.5
     U.S. 0.6              7.1              9.1              65.0
Other 0.2              1.7              3.5              5.3
Total Direct Oil & Gas Capex 47.9            36.9            189.8          175.4
Acquisitions -                5.0              190.8          50.0
47.9            41.9            380.6          225.4
Capitalized Interest 6.8              4.8              26.9            14.7
Capitalized G&A 4.6              2.9              19.3            15.0
Asset Retirement Obligations (AROs) 137.2          16.2            140.7          16.8
Total Capital Expenditures 196.5 $       65.8 $         567.5 $       271.9 $
Three Months
Ended Dec. 31, Full Year

$mm
$500
$400
$300
$200
$100
$0
$15
$100
$135
$63
$554
2013
2014
2015
2016
2017
2018

Debt Maturity Schedule
Convertible Notes due 2016 ($18.51 per share conversion price)
Convertible Bonds due 2016 ($16.52 per share conversion price)
Senior Notes due 2018
Revolving Credit Facility due 2013/2014

Alba
Bacchus
Centurion South
U.K. Other
Rochelle
U.S.

2013 Direct Capital Expenditures

Rochelle and Bacchus represent  60% of the planned spend in the U.K.
U.S. budget is second half of the year weighted and is largely discretionary.
U.K. = $140 million - $150 million
U.S. =   $30 million  - $  40 million